Exhibit 99.1
News Release

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	October 19, 2009
ELS REPORTS THIRD QUARTER RESULTS
Issues 2010 Preliminary Guidance
          CHICAGO, IL — October 19, 2009 — Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced results for the quarter and nine months ended September 30, 2009.
     a) Financial Results
          For the third quarter 2009, Funds From Operations (“FFO”) were $28.8 million, or $0.82 per share on a fully-diluted basis, compared to $22.7 million, or $0.74 per share on a fully-diluted basis for the same period in 2008. For the nine months ended September 30, 2009, FFO was $90.4 million, or $2.81 per share on a fully-diluted basis, compared to $77.1 million, or $2.53 per share on a fully-diluted basis for the same period in 2008.
          Net income available to common stockholders totaled $11.1 million, or $0.37 per share on a fully-diluted basis for the quarter ended September 30, 2009. This compares to net income available to common stockholders of $1.5 million, or $0.06 per share on a fully-diluted basis for the same period in 2008. Net income available to common stockholders totaled $27.7 million, or $1.02 per share on a fully-diluted basis for the nine months ended September 30, 2009. This compares to net income available to common stockholders of $18.3 million, or $0.74 per share on a fully-diluted basis for the same period in 2008.
          On June 29, 2009, the Company issued 4.6 million shares of common stock in an equity offering for approximately $146.4 million, net of offering costs. On an as adjusted basis, assuming the equity offering had not occurred, FFO per share on a fully-diluted basis would have been $0.94 and $3.28 for the quarter and nine months ended September 30, 2009, respectively. As adjusted net income available to common stockholders, assuming the equity offering did not occur, would have been $0.42 and $1.19 per share on a fully diluted basis for the quarter and nine months ended September 30, 2009, respectively.
          See the attachment to this press release for reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measure.
     b) Portfolio Performance
          Third quarter 2009 property operating revenues were $123.8 million, compared to $108.3 million in the third quarter of 2008. Our property operating revenues for the nine months ended September 30, 2009 were $364.3 million, compared to $309.0 million for the nine months ended September 30, 2008.
          For the quarter ended September 30, 2009, our Core property operating revenues increased approximately 2.7 percent and Core property operating expenses decreased approximately 1.5 percent, resulting in an increase of approximately 6.5 percent to income from Core property operations over the quarter ended September 30, 2008. For the nine months ended September 30, 2009, our Core property operating revenues increased approximately 2.7 percent and Core property operating expenses decreased approximately 1.6 percent, resulting in an increase to income from Core property operations of approximately 6.3 percent over the nine months ended September 30, 2008.
          For the quarter ended September 30, 2009, the Company had 38 new home sales (including 13 third-party dealer sales), which represents a 56.3 percent decrease as compared to the quarter ended September 30, 2008. Gross revenues from home sales were $2.1 million for the quarter ended September 30, 2009, compared to $5.3 million for the quarter ended September 30, 2008. Net income from home sales and other was $1.5 million for the quarter ended September 30, 2009, compared to a net loss from home sales and other of ($0.7) million for the same period in 2008. For the nine months ended September 30, 2009, the Company had 79 new home sales (including 19 third-party dealer sales), a 75.5 percent decrease over the same period in 2008. Gross revenues from home sales were $5.1 million for the nine months ended September 30, 2009, compared to $18.3 million for the same period in 2008. Net income from home sales and other was $1.0 million for the nine months ended September 30, 2009 compared to a net loss from home sales and other of ($2.7) million for the nine months ended September 30, 2008.
          Property management expenses were $8.7 million for the quarter ended September 30, 2009, compared to $6.4 million for the same period last year. A significant portion of the increase in property management expenses was due to the acquisition and consolidation of Privileged Access, L.P. (“Privileged Access”) and the 82 Company properties that Privileged Access had been leasing and operating prior to the Company’s acquisition of Privileged Access on August 14, 2008.
     c) Asset-related Transactions
          On July 20, 2009, the Company sold the 490-site property known as Casa Village in Billings, Montana. The buyer assumed approximately $10.6 million of mortgage indebtedness on the property.
     d) Balance Sheet
          Our average long-term secured debt balance was approximately $1.6 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 6.02 percent per annum. Our unsecured debt balance currently has an availability of $370.0 million. Interest coverage was approximately 2.4 times in the quarter ended September 30, 2009.
          During the quarter ended September 30, 2009, the Company closed on approximately $21.1 million of financings on two manufactured home properties with a weighted average interest rate of 6.25 percent per annum, maturing in 2019. The Company also paid off twelve maturing mortgages totaling approximately $47.9 million, with a weighted average interest rate of 7.94 percent per annum.
          During the fourth quarter of 2009 and the second quarter of 2010, the Company expects to close on approximately $74 million of financing on four manufactured home properties at a weighted average interest rate of 6.96 percent per annum, maturing in 10 years. We have locked rate with Fannie Mae on these loans. There can be no assurance if such financings will occur or as to the timing and terms of our anticipated financing.
          The Company expects to satisfy its secured debt maturities occurring prior to December 31, 2010 with the proceeds from the four financings noted above and its existing cash balance, which is approximately $160 million as of September 30, 2009. The expected timing and amounts of the most significant payoffs are as follows: i) approximately $32 million during the fourth quarter of 2009, ii) approximately $100 million in April of 2010, and iii) approximately $76 million in August of 2010.
     e) Guidance
          ELS management projects 2009 FFO per share, on a fully-diluted basis, to be in the range of $0.60 to $0.70 for the quarter ending December 31, 2009.
          Preliminary guidance for 2010 FFO per share, on a fully-diluted basis, is projected to be in the range of $3.39 to $3.59 and is based on the following assumptions provided below. The following are based on current projections, make no assumptions regarding free cash flow and are forward-looking:
•	Core property operating revenue for 2010 is expected to grow at approximately 1.0 to 1.5 percent over 2009, assuming stable occupancy. The 2010 Core properties are expected to earn approximately $493.5 million in property operating revenues in 2009. The 2010 Core properties will include the 82 Privileged Access properties the Company started operating on August 14, 2008.

•	Income from Core property operations, excluding property management expenses, is expected to grow at approximately 1.0 to 2.0 percent over 2009. Excluding property management expenses, the 2010 Core properties are expected to contribute approximately $268.5 million to income from property operations in 2009.

•	Non-Core properties are expected to contribute approximately $1.8 million to income from property operations in 2010.

•	Property management and corporate general and administrative expenses are expected to be approximately $55 million in 2010.

•	Other income, including sales operations, interest income, other corporate income and depreciation, rent control initiatives and income from joint ventures (before related depreciation expense), is expected to be approximately $11 million in 2010.

•	Interest and related amortization expense and payments to perpetual preferred OP Unit holders is expected to be approximately $107 million in 2010.
          The Company’s guidance ranges acknowledge the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2009 and 2010 guidance include (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort sites; (iii) scheduled or implemented rate increases on community and resort sites; (iv) scheduled or implemented rate increases of annual payments under right-to-use contracts; (v) occupancy changes; and (vi) our ability to retain and attract customers renewing or purchasing right-to-use contracts. Results for 2009 and 2010 also may be impacted by, among other things, (i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; (ii) variability in income from home sales operations, including anticipated expansion projects; (iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; (iv) potential acquisitions, investments and dispositions; (v) mortgage debt maturing during 2010; (vi) changes in interest rates; and (vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.

          Equity LifeStyle Properties, Inc. owns or has an interest in 307 quality properties in 27 states and British Columbia consisting of 110,363 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on October 20, 2009.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our Properties (including those recently acquired);

•	our ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that we may acquire;

•	our assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	in the all-age Properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	the completion of future acquisitions, if any, and timing with respect thereto and the effective integration and successful realization of cost savings;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional common stock;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the Properties previously leased by Privileged Access under Financial Accounting Standards Board Accounting Standards Codification Topic “Revenue Recognition” (prior authoritative guidance: Staff Accounting Bulletin No. 104, Revenue Recognition in Consolidated Financial Statements, Corrected); and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Property Operations:
Community base rental income	$63,389	$61,554	$189,891	$184,018
Resort base rental income	34,561	29,343	97,766	86,973
Right-to-use annual payments	12,796	6,746	38,393	6,746
Right-to-use contracts current period, gross	5,080	5,003	16,526	5,003
Right-to-use contracts current period, deferred, net of prior period amortization	(4,327)	(4,940)	(14,761)	(4,940)
Utility and other income	12,331	10,572	36,455	31,222

Property operating revenues	123,830	108,278	364,270	309,022

Property operating and maintenance	50,409	42,148	137,978	109,847
Real estate taxes	7,955	7,794	24,646	22,712
Sales and marketing, gross	3,422	3,098	10,166	3,098
Sales and marketing, deferred commissions, net	(1,410)	(1,598)	(4,535)	(1,598)
Property management	8,725	6,446	25,159	16,983

Property operating expenses	69,101	57,888	193,414	151,042

Income from property operations	54,729	50,390	170,856	157,980

Home Sales Operations:
Gross revenues from home sales	2,127	5,260	5,075	18,254
Cost of inventory home sales	(1,842)	(5,365)	(5,606)	(18,974)

Gross profit (loss) from home sales	285	(105)	(531)	(720)
Brokered resale revenues, net	171	237	556	905
Home selling expenses	(278)	(1,482)	(1,990)	(4,630)
Ancillary services revenues, net	1,341	607	2,915	1,728

Income (loss) from home sales and other	1,519	(743)	950	(2,717)

Other Income and Expenses:
Interest income	1,177	885	3,783	1,566
Income from other investments, net	2,339	2,783	6,728	16,398
General and administrative	(5,281)	(5,315)	(17,654)	(15,548)
Rent control initiatives	(93)	(102)	(408)	(1,967)
Interest and related amortization	(24,492)	(24,930)	(74,068)	(74,604)
Depreciation on corporate assets	(458)	(84)	(860)	(266)
Depreciation on real estate and other costs	(17,400)	(17,132)	(51,942)	(49,664)

Total other expenses, net	(44,208)	(43,895)	(134,421)	(124,085)
Equity in income of unconsolidated joint ventures	229	62	2,607	3,445

Consolidated income from continuing operations	12,269	5,814	39,992	34,623

Discontinued operations:
Discontinued operations	(53)	32	160	177
Gain (loss) from discontinued real estate	4,743	—	4,723	(80)

Income from discontinued operations	4,690	32	4,883	97

Consolidated net income	$16,959	$5,846	$44,875	$34,720

Income allocated to non-controlling interests:
Common OP Units	(1,797)	(332)	(5,092)	(4,300)
Perpetual OP Units	(4,031)	(4,032)	(12,104)	(12,104)

Net income available for Common Shares	$11,131	$1,482	$27,679	$18,316

Net income per Common Share — Basic	$0.37	$0.06	$1.04	$0.75
Net income per Common Share — Fully Diluted	$0.37	$0.06	$1.02	$0.74

Average Common Shares — Basic	29,993	24,527	26,719	24,366
Average Common Shares and OP Units — Basic	34,958	30,181	31,848	30,119
Average Common Shares and OP Units — Fully Diluted	35,242	30,572	32,168	30,504

Equity LifeStyle Properties, Inc.
(Unaudited)

	Quarters Ended		Nine Months Ended
Reconciliation of Net Income to FFO and FAD	September 30,	September 30,	September 30,	September 30,
(amounts in 000s, except for per share data)	2009	2008	2009	2008

Computation of funds from operations:
Net income	$11,131	$1,482	$27,679	$18,316
Income allocated to common OP Units	1,797	332	5,092	4,300
Right-to-use contract sales, deferred, net (1)	4,327	4,940	14,761	4,940
Right-to-use contract commissions, deferred, net(2)	(1,410)	(1,598)	(4,535)	(1,598)
Depreciation on real estate assets and other	17,400	17,132	51,942	49,664
Depreciation on unconsolidated joint ventures	305	446	945	1,349
(Gain) loss on real estate	(4,743)	—	(5,526)	80

Funds from operations (FFO)	$28,807	$22,734	$90,358	$77,051

Non-revenue producing improvements to real estate	(4,888)	(5,229)	(12,950)	(10,516)

Funds available for distribution (FAD)	$23,919	$17,505	$77,408	$66,535

FFO per Common Share — Basic	$0.82	$0.75	$2.84	$2.56
FFO per Common Share — Fully Diluted	$0.82	$0.74	$2.81	$2.53

FAD per Common Share — Basic	$0.68	$0.58	$2.43	$2.21
FAD per Common Share — Fully Diluted	$0.68	$0.57	$2.41	$2.18

(1)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the sale of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales, if any.

(2)	The Company is required by GAAP to defer recognition of the commission paid related to the sale of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the sale of right-to-use contracts. The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions, if any.
Income from Property Operations Detail
(Amounts in thousands)

	Equity LifeStyle		Privileged Access		Consolidated
	Quarters Ended		Quarters Ended		Quarters Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2008	2009	2008	2009	2008
Community base rental income	$63,389	$61,554	$—	$—	$63,389	$61,554
Resort base rental income	28,346	26,938	6,215	2,405	34,561	29,343
Right-to-use annual payments	—	—	12,796	6,746	12,796	6,746
Right-to-use contracts current period, gross	—	—	5,080	5,003	5,080	5,003
Utility and other income	10,259	9,751	2,072	821	12,331	10,572

Property operating revenues excluding deferrals	101,994	98,243	26,163	14,975	128,157	113,218

Property operating and maintenance	34,933	35,193	15,476	6,955	50,409	42,148
Real estate taxes	7,052	7,382	903	412	7,955	7,794
Sales and marketing, gross	—	—	3,422	3,098	3,422	3,098

Property operating expenses excluding deferrals	41,985	42,575	19,801	10,465	61,786	53,040

Income from property operations, excluding deferrals and Property management	60,009	55,668	6,362	4,510	66,371	60,178

Right-to-use contract sales deferred, net	—	—	(4,327)	(4,940)	(4,327)	(4,940)
Right-to-use contract commissions deferred net	—	—	1,410	1,598	1,410	1,598

Income from property operations, excluding Property management	60,009	55,668	3,445	1,168	63,454	56,836

Property management					8,725	6,446

Income from property operations					$54,729	$50,390

Equity LifeStyle Properties, Inc.
(Unaudited)
Income from Property Operations Detail
(Amounts in thousands)

	Equity LifeStyle		Privileged Access		Consolidated
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2008	2009	2008	2009	2008
Community base rental income	$189,891	$184,018	$—	$—	$189,891	$184,018
Resort base rental income	84,714	84,568	13,052	2,405	97,766	86,973
Right-to-use annual payments	—	—	38,393	6,746	38,393	6,746
Right-to-use contracts current period, gross	—	—	16,526	5,003	16,526	5,003
Utility and other income	31,992	30,401	4,463	821	36,455	31,222

Property operating revenues excluding deferrals	306,597	298,987	72,434	14,975	379,031	313,962

Property operating and maintenance	100,299	102,892	37,679	6,955	137,978	109,847
Real estate taxes	21,908	22,300	2,738	412	24,646	22,712
Sales and marketing, gross	—	—	10,166	3,098	10,166	3,098

Property operating expenses excluding deferrals	122,207	125,192	50,583	10,465	172,790	135,657

Income from property operations, excluding deferrals and Property management	184,390	173,795	21,851	4,510	206,241	178,305

Right-to-use contract sales deferred, net	—	—	(14,761)	(4,940)	(14,761)	(4,940)
Right-to-use contract commissions deferred net	—	—	4,535	1,598	4,535	1,598

Income from property operations, excluding Property management	184,390	173,795	11,625	1,168	196,015	174,963

Property management					25,159	16,983

Income from property operations					$170,856	$157,980

	As of	As of
	September 30,	December 31,
Total Common Shares and OP Units Outstanding:	2009	2008

Total Common Shares Outstanding	30,361,634	25,051,322
Total Common OP Units Outstanding	4,920,540	5,366,741

	September 30,	December 31,
	2009	2008
Selected Balance Sheet Data:	(amounts in 000s)	(amounts in 000s)
Total real estate, net	$1,917,232	$1,929,788
Cash and cash equivalents	$160,178	$45,312
Total assets	$2,198,033	$2,091,647

Mortgage notes payable	$1,568,185	$1,569,403
Unsecured debt	$—	$93,000
Total liabilities	$1,740,552	$1,795,413
Perpetual Preferred OP Units	$200,000	$200,000
Total equity	$257,482	$92,234

Equity LifeStyle Properties, Inc.
(Unaudited)
Summary of Total Sites as of September 30, 2009:

Sites

Community sites (1)	44,400
Resort sites:
Annuals	20,700
Seasonal	8,900
Transient	8,900
Membership (2)	24,300
Joint Ventures (3)	3,100

110,300

(1)	Includes 165 sites from discontinued operations.

(2)	Sites primarily utilized by approximately 113,000 members.

(3)	Joint Venture income is included in equity in income from unconsolidated joint ventures.

	Quarters Ended		Nine Months Ended
Manufactured Home Site Figures and	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
Occupancy Averages: (1)	2009	2008	2009	2008

Total Sites	44,230	44,202	44,231	44,174
Occupied Sites	39,849	39,934	39,924	39,949
Occupancy %	90.1%	90.3%	90.3%	90.4%
Monthly Base Rent Per Site	$530	$514	$528	$512
Core (2) Monthly Base Rent Per Site	$530	$514	$528	$512

	Quarters Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
Home Sales:(1) (Dollar amounts in thousands)	2009	2008	2009	2008
New Home Sales Volume (3)	38	87	79	323
New Home Sales Gross Revenues	$948	$4,207	$2,449	$15,948

Used Home Sales Volume (4)	263	134	518	302
Used Home Sales Gross Revenues	$1,179	$1,053	$2,626	$2,306

Brokered Home Resale Volume	140	178	461	635
Brokered Home Resale Revenues, net	$171	$237	$556	$905

(1)	Results of continuing operations, excludes discontinued operations.

(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The 2009 Core Portfolio includes all Properties acquired prior to December 31, 2007 and which have been owned and operated by the Company continuously since January 1, 2008.

(3)	Quarter and nine months ended September 30, 2009, includes 13 and 19 third-party dealer sales. Quarter and nine months ended September 30, 2008, includes 18 and 63 third-party dealer sales, respectively.

(4)	Quarter and nine months ended September 30, 2009, includes three and six third-party dealer sales, respectively. Quarter and nine months ended September 30, 2008, includes zero and one third-party dealer sale, respectively.

Net Income and FFO per Common Share Guidance	Full Year 2009		Full Year 2010
on a fully diluted basis (unaudited):	Low	High	Low	High

Projected net income (1)	$1.02	$1.12	$1.12	$1.32
Projected depreciation	2.17	2.17	1.93	1.93
Projected (gain) loss on real estate	(.17)	(.17)	—	—
Projected net deferral of right-to-use sales and commissions	0.38	0.38	0.34	0.34

Projected FFO	$3.40	$3.50	$3.39	$3.59

(1)	Due to the uncertain timing and extent of right-to-use sales and the resulting deferrals, actual net income could differ materially from expected net income.

Non-GAAP Financial Measures
          Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
          We define FFO as net income, computed in accordance with GAAP, excluding gains or actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the sale of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or actual or estimated losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. The Company computes FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.